EXHIBIT 99.1

News Release
TANGER REPORTS FIRST QUARTER 2017 RESULTS

Greensboro, NC, May 1, 2017, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months ended March 31, 2017.

Financial Results and Key Highlights for the Quarter

•	Raised regular quarterly common share cash dividend on April 6, 2017 by 5.4% on an annualized basis to $1.37 per share, marking the 24th consecutive year of increased dividends

•
Net income available to common shareholders was $0.23 per share, or $22.0 million, compared to $0.28 per share, or $26.9 million, for the first quarter of 2016. During the first quarter of 2016, net income available to common shareholders was positively impacted by a $0.05 per share, or $4.9 million, gain on the sale of an outlet center.

•	Funds from operations ("FFO") available to common shareholders increased 5.5% to $0.58 per share, or $57.7 million, from $0.55 per share, or $54.7 million, for the first quarter of 2016.

•
Adjusted funds from operations ("AFFO") available to common shareholders, which excludes certain items that we do not consider indicative of our ongoing operating performance, increased 3.6% to $0.58 per share, or $58.3 million, from $0.56 per share, or $55.8 million, for the first quarter of 2016.

•	Same center net operating income ("Same Center NOI") increased for the 54th consecutive quarter

•
FFO, AFFO, and Same Center NOI, which do not include the gain that positively impacted 2016 net income, are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete definition of Same Center NOI and complete reconciliations containing adjustments from GAAP net income to FFO, AFFO and Same Center NOI are included in this release. Net income, FFO and AFFO per share are on a diluted basis.

"Outlets remain a very important and profitable channel of distribution for brand name and designer retailers and manufacturers, as evidence by our high level of occupancy. Our consolidated portfolio was 96.2% occupied as of March 31, 2017 despite having recaptured 324,000 square feet of space since the beginning of 2015 related to bankruptcies and brand-wide restructurings by retailers. During the first quarter of 2017 we extended our record to 54 consecutive quarters of consolidated portfolio same center net operating income growth. We are pleased with these achievements notwithstanding the challenging environment for retailers," commented Steven B. Tanger, President & Chief Executive Officer. "Given solid retailer demand for outlet space and our fortress balance sheet, Tanger is positioned to weather current headwinds and store closings in the retail environment, as we have successfully in similar parts of the cycle for the past 36 years," he added.

Operating Metrics

•	Blended average base rental rates increased 8.4% on 206 leases totaling approximately 1,014,000 square feet renewed or released throughout the consolidated portfolio during the first quarter

•
Excluding seven leases with an average suite size of approximately 19,700 square feet, blended average base rental rates increased 13.8% on 199 leases totaling approximately 876,000 square feet renewed or released throughout the consolidated portfolio during the first quarter

•	Consolidated portfolio occupancy rate was 96.2% on March 31, 2017, compared to 96.6% on March 31, 2016

•
Average tenant sales productivity for the consolidated portfolio was $380 per square foot for the twelve months ended March 31, 2017, compared to $401 per square foot for the twelve months ended March 31, 2016

•
Same center tenant sales performance for the twelve months ended March 31, 2017 decreased 3.5% for the consolidated portfolio, and decreased 2.4% for the overall portfolio, compared to the twelve months ended March 31, 2016

As expected, re-merchandising activity at several Tanger Outlet Centers impacted rent spreads. The 138,000 square feet re-tenanted with exciting high-volume retailers required the consolidation of 22 storefronts with an average size of 6,300 square feet to create 7 new storefronts with an average size of approximately 19,700 square feet. Although these sought-after tenants typically require a lower relative cost of occupancy, re-merchandising with the high-volume brands that resonate with the consumer has been a successful long-term strategy for Tanger for more than 36 years. Enhancing the tenant mix has historically increased shopper traffic, driven demand from additional tenants, and increased future renewal spreads and overall tenant sales productivity.

Tanger recaptured approximately 62,000 square feet within its consolidated portfolio during the first quarter of 2017 related to bankruptcies and brand-wide restructurings by retailers, compared to approximately 45,000 square feet during the first quarter of 2016. Tanger recaptured a total of 105,000 square feet and 157,000 square feet during 2016 and 2015, respectively within the consolidated portfolio related to bankruptcies and brand-wide restructurings by retailers.

Average tenant sales productivity for the consolidated portfolio was negatively impacted as a result of one fewer shopping day compared to the prior trailing twelve month period, which included a leap day, and by the shift in the Easter holiday. The trailing twelve months ended March 31, 2016 included two Easter holidays (April 5, 2015 and March 27, 2016), providing a difficult comparison period for the trailing twelve months ended March 31, 2017, which did not include an Easter holiday (April 16, 2017). Unlike other retail venues that are largely located in-market, many of the outlet centers in Tanger's portfolio are located in drive-to vacation destinations, which the Company believes results in a more pronounced impact of the Easter shift.

Tanger Outlets Foxwoods and Tanger Outlets Southaven (Memphis) were included in the consolidated portfolio productivity metric for the first time for the trailing twelve month period ended March 31, 2017. Average tenant sales productivity also reflects the dilution of these two newly stabilized centers, as the productivity of new centers typically does not exceed the average productivity for the remaining portfolio, which is comprised largely of mature assets. Average tenant sales productivity includes stabilized outlet centers and are based on all reporting retailers leasing stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

The Company continues to have the lowest cost of occupancy among all mall REITs. The Company believes that outlet stores remain a profitable and important division for most of its tenants.

Same Center and Portfolio NOI

•	Excluding seven centers undergoing major re-merchandising projects, portfolio net operating income ("Portfolio NOI") increased 13.9% during the first quarter

•	Including these centers, Portfolio NOI for the consolidated portfolio increased 10.9% during the first quarter

•	Excluding seven centers undergoing major re-merchandising projects, Same Center NOI for the consolidated portfolio increased 2.5% during the first quarter

•	Including these centers, Same Center NOI for the consolidated portfolio increased 1.0% during the first quarter, marking the 54th consecutive quarter of Same Center NOI growth

•
Lease termination fees, which are excluded from Same Center NOI and Portfolio NOI, in the consolidated portfolio for the first quarter of 2017 and 2016 totaled $1.2 million and $0.6 million, respectively. In addition,

Tanger's share of lease termination fees in its unconsolidated joint ventures, which is included in equity in earnings of unconsolidated joint ventures, totaled $45,000 and $0.4 million for the first quarter of 2017 and 2016, respectively.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Investment Activities
Construction is ongoing for two wholly-owned development projects expected to be completed in 2017, including:

•	Lancaster, Pennsylvania - a 123,000 square foot expansion scheduled to open in September 2017

•	Fort Worth, Texas - a new 352,000 square foot outlet center scheduled to open in late October 2017

•	Combined, these projects represent a total investment of approximately $137.9 million with an expected weighted average stabilized yield of approximately 9.3%

•	As of March 31, 2017, $89.7 million of the Company's expected net capital requirement remained to be funded
Pre-development and pre-leasing efforts are ongoing for other projects in the Company's shadow pipeline of development opportunities. The Company's long-standing disciplined development approach remains intact. Tanger's underwriting practice requires achievement of a minimum pre-leasing threshold and receipt of all non-appealable permits prior to acquisition of land or commencement of construction. Given current market conditions, the Company elected to terminate its purchase option for a pre-development stage project near Detroit, Michigan, which resulted in a $627,000 charge to abandoned pre-development costs during the first quarter of 2017. The Company does not anticipate any additional charges this year.

Period-End Balance Sheet Summary

•	Raised common dividend for the 24th consecutive year on April 6, 2017

•	Debt-to-total market capitalization ratio was 34%

•	Total outstanding floating rate debt was $202 million, representing less than 12% of total debt outstanding, or about 4% of total enterprise value

•	Unused capacity was $448 million under the Company's $520 million unsecured lines of credit

•	Weighted average interest rate was 3.72%

•	Weighted average term to maturity was approximately 5.7 years

•	Approximately 92% of the Company's consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.22 times for the first quarter of 2017, compared to 4.12 times for the first quarter of 2016

Earnings Guidance for 2017
As a result of the challenging retail environment, the Company is revising its net income, FFO, and AFFO per share guidance for 2017 to the following:

For the year ended December 31, 2017:
	Low Range	High Range
Estimated diluted net income per share	$1.04	$1.09
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures	1.36	1.36
Estimated diluted FFO per share	$2.40	$2.45
AFFO adjustments per share	0.00	0.00
Estimated diluted AFFO per share	$2.40	$2.45

This new AFFO per share guidance represents growth of 1.3% to 3.4% over 2016 AFFO per share and includes a $0.06 per share increase in interest expense. Excluding this dilutive impact, the new AFFO per share guidance would represent growth of 3.6% to 5.7%.

Tanger is also revising its guidance for consolidated portfolio Same Center NOI growth to a range of approximately 1.5% to 3.0% excluding the impact of re-merchandising at several of the Company's outlet centers. Including these centers, Tanger is updating its Same Center NOI guidance to a range of approximately 0.5% to 2.0% based on the following factors:

•
The primary drivers of the current Same Center NOI growth expectations is attributable to delayed store openings expectations and incremental unexpected store closings relative to the Company's previous forecast. Currently the Company expects average occupancy for the full year to be approximately 96%, compared to actual 2016 average occupancy of 97%.

•	To a lesser extent, lease modifications and reduced percentage rents are now reflected in Tanger's current forecast.

•	These factors are partially offset by approximately $1 million in incremental operating expense savings not reflected in the Company's previous forecast.
Lease termination fees, which are not included in Same Center NOI, help offset, and may more than offset, the impact of rent loss from expected store closings. The amount and timing of lease termination fees can be volatile and difficult to predict. Tanger's current 2017 guidance is based on $2.3 million of forecasted lease termination fees for the full year, including $1.1 million expected to be recognized during the second quarter. The Company's previous guidance assumed no lease termination fees.
Other key guidance assumptions, all of which are unchanged from Tanger's initial guidance, are as follows:

•	Average general and administrative expense of between $11.2 million and $11.7 million per quarter

•	2017 weighted average diluted common shares of approximately 95.7 million for net income and 100.7 million for FFO and AFFO per share

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint ventures interests, or the acquisition of any properties or joint venture partner interests

Fourth Quarter and Year-End Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Tuesday, May 2, 2017, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 46671824 to be connected to the Tanger Factory Outlet Centers First

Quarter 2017 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from May 2, 2017 at 1:00 p.m. through May 10, 2017 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 46671824. An online archive of the web cast will also be available through May 10, 2017.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers and one additional center currently under construction. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.1 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. The Company has more than 36 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2017. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, and the weighted average diluted common shares and units; the strength and stability of the Company's balance sheet; plans and expectations for new developments; projected openings of current developments; total costs to complete construction of outlet centers and the expected average stabilized yield; the impact of the Company's current re-merchandising plans; the impact of the Easter shift on tenant sales, the profitability of the Company's tenants; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2017	2016
Revenues:
Base rentals (a)	$80,330	$72,623
Percentage rentals	1,855	2,150
Expense reimbursements	36,598	33,242
Management, leasing and other services	579	1,121
Other income	2,006	1,669
Total revenues	121,368	110,805
Expenses:
Property operating	40,387	37,874
General and administrative	11,412	11,565
Abandoned pre-development costs	627	—
Depreciation and amortization	31,294	26,567
Total expenses	83,720	76,006
Operating income	37,648	34,799
Other income (expense):
Interest expense	(16,487)	(14,884)
Gain on sale of assets and interests in unconsolidated entities	—	4,887
Other non-operating income (expense)	35	316
Income before equity in earnings of unconsolidated joint ventures	21,196	25,118
Equity in earnings of unconsolidated joint ventures	2,318	3,499
Net income	23,514	28,617
Noncontrolling interests in Operating Partnership	(1,178)	(1,444)
Noncontrolling interests in other consolidated partnerships	—	(23)
Net income attributable to Tanger Factory Outlet Centers, Inc.	22,336	27,150
Allocation of earnings to participating securities	(295)	(294)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$22,041	$26,856

Basic earnings per common share:
Net income	$0.23	$0.28

Diluted earnings per common share:
Net income	$0.23	$0.28

a.	Includes straight-line rent and market rent adjustments of $1,098 and $1,058 for the three months ended March 31, 2017 and 2016, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Rental property:
Land	$272,153	$272,153
Buildings, improvements and fixtures	2,667,087	2,647,477
Construction in progress	65,461	46,277
	3,004,701	2,965,907
Accumulated depreciation	(839,843)	(814,583)
Total rental property, net	2,164,858	2,151,324
Cash and cash equivalents	7,225	12,222
Investments in unconsolidated joint ventures	127,901	128,104
Deferred lease costs and other intangibles, net	146,965	151,579
Prepaids and other assets	92,821	82,985
Total assets	$2,539,770	$2,526,214

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,135,806	$1,135,309
Unsecured term loans, net	322,575	322,410
Mortgages payable, net	171,458	172,145
Unsecured lines of credit, net	69,622	58,002
Total debt	1,699,461	1,687,866
Accounts payable and accrued expenses	82,772	78,143
Other liabilities	59,534	54,764
Total liabilities	1,841,767	1,820,773
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 96,456,117 and 96,095,891 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	965	961
Paid in capital	821,509	820,251
Accumulated distributions in excess of net income	(132,571)	(122,701)
Accumulated other comprehensive loss	(26,632)	(28,295)
Equity attributable to Tanger Factory Outlet Centers, Inc.	663,271	670,216
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	34,573	35,066
Noncontrolling interests in other consolidated partnerships	159	159
Total equity	698,003	705,441
Total liabilities and equity	$2,539,770	$2,526,214

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	March 31,
	2017	2016
Gross leasable area open at end of period (in thousands)-
Consolidated	12,710	11,527
Partially owned - unconsolidated	2,373	2,779

Outlet centers in operation at end of period -
Consolidated	36	33
Partially owned - unconsolidated	8	9

States operated in at end of period (1)	22	20
Occupancy at end of period (1), (2)	96.2%	96.6%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Daytona Beach outlet center which opened during the fourth quarter of 2016 and has not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended
	March 31,
	2017	2016
Net income	$23,514	$28,617
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	30,855	26,205
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,838	5,339
Gain on sale of assets and interests in unconsolidated entities	—	(4,887)
FFO	58,207	55,274
FFO attributable to noncontrolling interests in other consolidated partnerships	—	(47)
Allocation of earnings to participating securities	(512)	(569)
FFO available to common shareholders (1)	$57,695	$54,658
As further adjusted for:
Director compensation upon termination of service (2)	—	293
Abandoned pre-development costs	627	—
Write-off of debt discount due to repayment of debt prior to maturity (3)	—	882
Impact of above adjustments to the allocation of earnings to participating securities	(5)	(12)
AFFO available to common shareholders (1)	$58,317	$55,821
FFO available to common shareholders per share - diluted (1)	$0.58	$0.55
AFFO available to common shareholders per share - diluted (1)	$0.58	$0.56

Weighted Average Shares
Basic weighted average common shares	95,245	94,944
Effect of outstanding options and restricted common shares	66	59
Diluted weighted average common shares (for earnings per share computations)	95,311	95,003
Exchangeable operating partnership units	5,028	5,053
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	100,339	100,056

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)	For the three months ended March 31, 2016, represent the accelerated vesting of restricted shares due to the death of a director in February 2016.

(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended
	March 31,
	2017	2016
Net income	$23,514	$28,617
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(2,318)	(3,499)
Interest expense	16,487	14,884
Gain on sale of assets and interests in unconsolidated entities	—	(4,887)
Other non-operating (income) expense	(35)	(316)
Depreciation and amortization	31,294	26,567
Other non-property (income) expenses	311	(97)
Abandoned pre-development costs	627	—
Corporate general and administrative expenses	11,277	11,465
Non-cash adjustments (1)	(963)	(924)
Termination rents	(1,184)	(555)
Portfolio NOI	79,010	71,255
Non-same center NOI (2)	(9,195)	(2,140)
Same Center NOI	$69,815	$69,115

(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet centers acquired:		Expansions:
Daytona Beach	November 2016	Fort Myers	January 2016	Glendale (Westgate)	June 2016	Lancaster (under construction)
				Savannah	August 2016